Exhibit 99.1

Dave & Buster’s Entertainment, Inc. Announces the Appointment of Gail Mandel

to its Board of Directors and the Retirement of Board Member Patricia Mueller

DALLAS, April 18, 2022 (GLOBE NEWSWIRE) – Dave & Buster’s Entertainment, Inc. (NASDAQ:PLAY) (the “Company”), an owner and operator of entertainment and dining venues, today announced the appointment of Gail Mandel to the Company’s Board of Directors, effective April 18, 2022. The Company previously announced the retirement of Patricia (“Trish”) Mueller, who has served on the Board since 2015, effective as of the Company’s Annual Meeting in June.

“We want to thank Trish for her seven years of invaluable service on our Board,” said Kevin Sheehan, Board Chair and Interim Chief Executive Officer. “Her expertise and steadfast leadership have been instrumental in guiding Dave & Buster’s into its next phase of transformative growth. We are grateful for the impact she’s had on the Company and wish her all the best.”

Sheehan continued, “We are thrilled to have Gail join our Board. We have been impressed with Gail’s deep financial expertise and experience in catalyzing growth, and we look forward to gaining her insight as we work together to create lasting value for shareholders.”

Ms. Mandel commented, “I am delighted to join the Dave & Buster’s Board of Directors at such an exciting time for the Company. This is an iconic brand that offers one-of-a-kind experiences for its guests, and it has tremendous opportunity for growth. I look forward to sharing my experience and collaborating with the rest of the Board, the management team and the entire Dave & Buster’s family as we work together to help the Company realize its incredible potential.”

About Gail Mandel

Ms. Mandel is the Founder and, since 2019, has served as Managing Director of Focused Point Ventures, LLC, a business advisory and consulting services organization. Additionally, Ms. Mandel currently serves as the Executive Chairman of the Board of PureStar, a provider of laundry services and linen management to the hospitality industry, and as a Board Member of Sabre Corporation, a leading software and technology company that powers the global travel industry. From 2014 to 2018, she served as President and Chief Executive Officer of Wyndham Destination Network, an operating division of Wyndham Worldwide and a provider of professionally managed, unique vacation accommodations. Ms. Mandel served as Chief Operating Officer and Chief Financial Officer, Wyndham Exchange & Rentals (later known as Wyndham Destination Network), from March 2014 to November 2014 and Chief Financial Officer, Wyndham Destination Network, from January 2010 to March 2014. Prior to 2010, Ms. Mandel held a variety of financial leadership positions at Wyndham Worldwide, Cendant Corporation and HFS Incorporated.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Coppell, Texas, Dave & Buster’s Entertainment, Inc., is the owner and operator of 145 venues in North America that combine entertainment and dining and offer customers the opportunity to “Eat Drink Play and Watch,” all in one location. Dave & Buster’s offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster’s currently has stores in 40 states, Puerto Rico, and Canada.

Forward-Looking Statements

The Company cautions that this release contains forward-looking statements under applicable securities laws and that such forward-looking statements involve risks and uncertainties, including the uncertain and unprecedented impact of the coronavirus on our business and operations and the related impact on our liquidity needs; our ability to satisfy covenant requirements under our revolving credit facility; our overall level of indebtedness; general business and economic conditions; the impact of competition; the seasonality of the Company's business; weather; commodity prices; changes in demographic trends; changes in governmental regulations; unfavorable publicity, our ability to open new stores, and acts of God. Actual results may differ materially from expectations. The Company therefore cautions you against relying on such forward-looking statements and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

For Investor Relations Inquiries:

Michael Quartieri, SVP & Chief Financial Officer

Dave & Buster’s Entertainment, Inc.

(972) 813-1151

michael.quartieri@daveandbusters.com